UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 22, 2008

INVITROGEN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-25317	33-0373077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Faraday Avenue, Carlsbad, CA		92008
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (760) 603-7200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On April 22, 2008, the Company issued a press release regarding the Company’s financial results for the period ended March 31, 2008. The full text of the Company’s press release is attached hereto as Exhibit 99.1

Certain of the information set forth in the press release may be considered non-GAAP financial measures. We regularly have reported pro forma results for net income and earnings per share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The pro forma results exclude merger related non-cash items and other similar costs.

Our financial results under GAAP include substantial non-cash charges and tax benefits related to acquired businesses. Our pro forma calculations of net income and earnings per share are limited because they do not reflect the entirety of our business costs. However, management believes that the pro forma presentation is a useful supplemental disclosure to investors as it provides an indication of the profitability and cash flows of the combined businesses apart from the initial, sunk cost of the acquisition. Management believes that this information is therefore useful to investors in analyzing and assessing our past and future operating performance.

In addition to the non-cash charges above, we exclude from our pro forma results the following costs:

•	Acquisition related amortization

•	In process research and development expenses

•	Acquisition related gains and losses

•	Asset impairment charges related to a portfolio review

•	Business consolidation costs required to realize cost synergies from combining our acquired entities with our existing operations

•	Certain significant one time events that are unlikely to recur

•	Share based payment expenses as a result of adoption of FAS123R

Management views these costs as not indicative of the profitability or cash flows of its ongoing or future operations and excludes these costs as a supplemental disclosure to assist investors in evaluating and assessing our past and future operational performance.

Item 9.01 Financial Statements and Exhibits.

(a)        Not applicable.

(b)        Not applicable.

(c)        Not applicable.

(d)        Exhibits.

99.1	Invitrogen Corporation press release dated April 22, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Invitrogen Corporation

Date: April 22, 2008	By:	/s/ David F. Hoffmeister
David F. Hoffmeister
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Invitrogen Corporation press release dated April 22, 2008.